UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2026

Anteris Technologies Global Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-42437	99-1407174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD Australia	4066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +61 7 3152 3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Appointment of Ms. Susan Knight and Mr. Stephen Denaro to the Board of Directors

On May 11, 2026 (May 12, 2026 in Australia), the Board of Directors (the “Board”) of Anteris Technologies Global Corp. (the “Company”) appointed Ms. Susan Knight and Mr. Stephen Denaro to serve on the Board.

Ms. Knight will serve as a Class I Director, with a term expiring at the Company's 2028 annual meeting of stockholders and will serve on the Audit and Risk Committee of the Board. Mr. Denaro will serve as a Class II Director, with a term expiring at the Company’s 2026 annual meeting of stockholders.

Ms. Knight most recently served as the Board Chair of Surmodics, Inc., a medical device provider, a position she held from 2015 until November 2025.  She has served on corporate boards of directors since 2008 and has broad audit committee experience, including serving as committee chair at Surmodics, Inc., Greater Metropolitan Housing Corporation and Plato Learning.  During her professional career, Ms. Knight was the Senior Vice President and Chief Financial Officer of MTS Systems Corporation from 2011 to 2014 and its Chief Financial Officer from 2001 to 2011.  Prior to MTS Systems Corporation, Ms. Knight was the Vice President of Finance of the Home and Building Control Business of Honeywell, Inc. from 1994 to 2001.  She also held various other management and executive financial positions during her 24-year career at Honeywell, Inc.  Ms. Knight earned a BSBA in Accounting from Creighton University.

Mr. Denaro rejoins the Board with deep knowledge of the Company and its strategic priorities.

There are no understandings or arrangements between Ms. Knight and Mr. Denaro and any other person pursuant to which Ms. Knight or Mr. Denaro was selected to serve as a director of the Company. There are no relationships between Ms. Knight and Mr. Denaro and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As non-employee directors, each of Ms. Knight and Mr. Denaro will receive annual cash retainers, payable in monthly installments and prorated for any portion of a month that they are not serving in such positions on the Board or its committees in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”). Ms Knight will receive (A) on the date of her appointment, an initial equity grant consisting of restricted stock units (“RSUs”) with an aggregate grant date fair value of $250,000, which will vest in three substantially equal annual installments subject to her continued service on the Board through such dates and which grant will be subject to stockholder approval in accordance with the listing rules of the Australian Securities Exchange. Further, in accordance with the Policy, each Non-Employee Director (as defined in the Policy) who serves on the Board as of the date of any annual meeting and who continues to serve as a Non-Employee Director immediately following such annual meeting, is entitled to an annual equity grant consisting of RSUs with an aggregate grant date fair value of $125,000. Notwithstanding the foregoing, the number of RSUs subject to the annual RSU award will be prorated if a Non-Employee Director has served on the Board for fewer than six months prior to the next annual meeting.  Mr. Denaro will be entitled to equity awards with an aggregate grant date fair value of $125,000 if he serves on the Board as of the date of an annual meeting and continues to serve as a Non-Employee Director immediately following such annual meeting.  Mr. Denaro also serves as Company Secretary for a number of the Company’s Australian subsidiary entities and is entitled to an annual fee of AUD $57,645 for these services, paid in monthly instalments.

Effective May 11, 2026 (May 12, 2026 in Australia), the Company entered into indemnification agreements with each of Ms. Knight and Mr. Denaro in the form previously filed as Exhibit 10.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on November 22, 2024. The indemnification agreement requires the Company to indemnify each of Ms. Knight and Mr. Denaro to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified, among other things.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anteris Technologies Global Corp.

Date: May 12, 2026

	By:	/s/ Wayne Paterson
	Name:	Wayne Paterson
	Title:	Chief Executive Officer, Vice Chairman